EXHIBIT 99.1
CORPORATE PARTICIPANTS
Howard Hochhauser
Martha Stewart Living Omnimedia — CFO
Susan Lyne
Martha Stewart Living Omnimedia — President & CEO
Wenda Harris Millard
Martha Stewart Living Omnimedia — President of Media
Robin Marino
Martha Stewart Living Omnimedia — President of Merchandising
CONFERENCE CALL PARTICIPANTS
Richard Ingrassia
Roth Capital Partners — Analyst
Richard Tullo
Sidoti & Company — Analyst
Michael Kupinski
Noble Financial Group — Analyst
David Bank
RBC Capital Markets — Analyst
David Kestenbaum
Morgan Joseph & Co., Inc. — Analyst
PRESENTATION

Operator
Good morning and welcome to the Martha Stewart Living Omnimedia first quarter 2008 earnings conference call and webcast. All participants will be in a listen-only mode until the question-and-answer session of the call. At the request of Martha Stewart Living Omnimedia, this call is being recorded. Anyone with objections should disconnect at this time.
At this time, it is my pleasure to introduce Howard Hochhauser, Chief Financial Officer of Martha Stewart Living Omnimedia. Sir, you may begin when ready.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Thank you, and good morning, everyone. Welcome to our conference call to review first quarter 2008 results. Susan Lyne, our president and CEO, will bring you up to speed on strategic developments and I’ll talk about our recent performance and our outlook for the second quarter and the full year. Robin Marino, our President of Merchandising; and Wenda Harris Millard, our President of Media, will join us in the Q&A session following our prepared remarks.

Before turning the call over to Susan, let me remind you that our discussions will contain forward-looking statements which are made pursuant to the Private Securities Litigation Reform Act of 1995 as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Let me turn things over to Susan.

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
Thank you, Howard. And thanks to everyone for joining us today. Our first quarter marked a good start to the year with solid performance across all of our segments. Total revenues grew approximately 2%, driven by advertising revenue growth in broadcasting, publishing, and internet. In fact, total ad revenue excluding Blueprint grew 9%. Due to the current economic environment, growing ad revenue on each of our media platforms is a remarkable achievement, especially as the first quarter is seasonally a weaker quarter in our publishing and internet divisions. Our performance is at the high end of the market and clearly demonstrates the value of quality content and integrated media offerings.
Strength in the quarter was broad based. Publishing was boosted by book revenue from our agreement with Clarkson Potter and higher ad revenue at all of our magazine titles. We continue to make great strides in our internet business as evidenced by increasing user traffic and higher ad revenues. As we discussed last quarter, our product integration strategy in broadcasting continues to drive better segment results and has proven to be a key factor in our cross platform sales momentum. In addition, the leveraging of our content library into cable programming and into international markets has helped us expand our audience reach, and despite a challenging retail environment, the merchandising segment also contributed positively this quarter. Importantly, we posted year-over-year improvement in operating income, adjusted EBITDA and EPS. These improvements validate both the growth and diversification of our revenue streams as well as our operating disciplines.
The first quarter of the year is typically the lightest for publishing in particular, so it is noteworthy we reduced our net loss from $12 million a year ago to $4 million in the first quarter of 2008. This progress keeps us on track with our outlook for the year and with our objective for sustained profitability longer-term. Earlier this month we completed the Emeril acquisition and we are in the midst of integrating those assets. We will begin reporting Emeril’s results as part of our consolidated financial statements and providing full-year guidance on our second quarter call. We see so many exciting opportunities ahead to grow this brand and business.
Now, for some segment details. Starting with publishing, we saw good performance driven by revenues from advertising and from our books line. Excluding Blueprint, which ended publication in Q4 2007, we posted ad revenue growth of 6%. Living, Everyday Food, and Body + Soul posted solid ad revenue gains due to our further diversification of our advertiser base into new categories like beauty, travel and financial services, all categories that command higher ad rates. The result is better revenues on fewer pages, which given the price of paper, has a positive end impact for MSO. This improvement in an otherwise down environment for many publishers speaks to the vibrancy of our brand as well as the skilled efforts of the sales force we built. As we move into second quarter, we continue to see positive revenue trends in our magazines, though I will note that our visibility remains limited for the second half of the year.
Our books deal with Clarkson Potter continues to be a great success. Within a week of publication, Martha Stewart’s Cookies became a best seller, debuting at number 3 on New York Times Paperback Advice and How-to List. This was no accident. In addition to taking an Omnimedia approach to our advertiser programs, we also used an Omni strategy to introduce new products. At launch, Cookies was promoted on the Martha Stewart show, Martha Stewart Living Radio, and on marthastewart.com, as well as through a special we produced for the Style Network. Next up is Martha Stewart’s Cooking School, which is due out in October.
Before moving on to internet, I want to point out the American Society of Magazine Editors has nominated Living for two national magazine awards, for General Excellence and for Photography. The winners will be announced on May 1st. We are so gratified that Living’s talented staff continues to be recognized by the industry. Their commitment to excellence gives us an important edge in this challenging economic environment. Living was also named to Ad Week’s 2007 Hot List of top 10 magazines. As with Everyday Food for magazines in its category, their third consecutive year claiming this honor.
And now to internet. Advertising revenue grew 31% in the first quarter due to higher traffic (inaudible), custom marketing programs and higher CPMs. This impressive growth in our core internet business is offset by the winddown of our direct Flowers program as we transitioned to the new Martha Stewart from 1-800-FLOWERS.com. That new program will be part of our merchandising segment going forward. The transition has an impact in internet in Q1, but the good news is that the trends in our core business are very strong. Page views increased in each month during the quarter just as they did in Q4 of last year, up 33% in January, 49% in February, and 47% in March. Unique visitors were also up significantly: 40% in January, 57% in February, and 53% in March. This upward trajectory is a direct result of improved operating strategies, including greater daily programming, new features and functionality, and coordinated cross-platform promotions. A few weeks ago we launched

WeddingWire’s vendor search tool on our site, allowing users to find local vendors. I’m pleased to report that the integration went seamlessly. We expect to add WeddingWire’s planning tool set to the site this quarter. This is an important step in our plans to expand our wedding’s franchise and to further build our interactive community by adapting WeddingWire’s technology for other digital content areas.
On to broadcasting. Revenue showed positive gains of approximately 18%. The stock market was strong this quarter, boosting advertising revenues. Just as important was our successful product integration strategy, which creates unique value for advertisers — and very importantly, is aligned with the content our audience wants. Our content library also contributed positively this quarter by leveraging existing content for domestic cable broadcast and to 60 countries internationally. We added a growing revenue stream and amplified the voice and reach of our brand. While household ratings for the Martha Stewart show declined year-over-year, the demographic profile of our viewers markedly improved, largely closing the gap on the numbers of 25 to 54 and 18 to 49 impressions we sell to advertisers. This increasingly younger audience profile have coincided to a return to our roots with a stepped-up focus on how-to programming that our core audience has been reflecting.
In merchandising, our results came in on target with expectations and we are pleased with that performance, particularly in the context of the current economic environment. The breadth of our merchandising business, as well as positive momentum in several areas including Macy’s and our craft line, give us encouragement for the near-term and real optimism for the longer-term. A few weeks ago we celebrated the launch of Martha Stewart’s 1-800-FLOWERS.com just in time for the spring holidays and Mother’s Day. This partnership, which allows us to offer consumers same-day delivery, is a terrific match in that brings together two parties doing what each does best to deliver a great product. Our Macy’s line continues to perform well across all product categories and our rollout of new SKUs at Costco is ongoing. We anticipate a very broad rollout of new Martha Stewart crafts products in the second half of the year to several thousand retail outlets nationwide. This is a great opportunity for us to consolidate a leading position in the $30 billion crafts market with a unique assortment that will be accessible to consumers everywhere. With a year’s worth of learning in this category, we are ready for broad distribution and look forward to keeping you updated on our progress.
Looking ahead, the key challenge facing all media and merchandising companies is an uncertain and volatile macro environment. At MSO, however, despite the lack of visibility this environment creates, we are seeing good momentum in our businesses and a validation of our strategic paths. Our Omni advantage has only become more evident in the current climate as the wisdom of diversifying our merchandising portfolio. Our first quarter revenue growth and narrow net loss shows that our strategy is demonstrating tangible results and that our operating discipline is paying off. We are committed to delivering on our near-term promises, but we also remain focused on the long-term health of this company and we have the financial flexibility in place to support our objectives. New businesses like Emeril create immediate growth avenues for the company and we’re confident that when economic trends turn positive again, we have the assets and operations in place to generate even stronger growth. Thanks again for joining us today. And now I’ll turn the call over to Howard.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Thank you, Susan. As Susan mentioned, our first quarter results meeting expectations is no modest achievement given the current state of the economy. This demonstrates the fundamental health of our business and makes us cautiously optimistic for the year ahead.
Now looking at the first quarter results. Total revenue is up 2% year-over-year to $67.8 million and our adjusted EBITDA loss improved from negative $2.4 million to a negative $1.2 million. Our net loss in the first quarter also improved significantly to a loss of $4.2 million or $0.08 per diluted share versus a net loss of $11.9 million or $0.23 per diluted share in the year ago quarter. A few items that affect comparisons for the quarter include the closure of Blueprint, the revenue recognized in the prior year quarter associated with the relationship with Singer, and revenue related to our flowers business that has transitioned to the merchandising segment reflecting our new program with 1-800-FLOWERS. Publishing revenue improved slightly over the prior year’s first quarter and was up approximately 4% when excluding Blueprint from the prior year. Adjusted EBITDA was roughly flat in the quarter, reflecting increased paper and distribution costs as well as a direct mail campaign that was not done in the prior year quarter partially offset by the savings from Blueprint.
Our internet business again substantially improved in adjusted EBITDA, reporting a loss of $1.8 million compared with a loss of $2.3 million in the prior year quarter. Revenue was slightly down year-over-year due to the transition of flowers revenue as discussed. Advertising revenue grew an impressive 31% in the quarter as we benefited from increase in both rate and volume. Broadcasting revenue increased approximately 18% in the quarter as a result of advertising revenue and revenue related to the domestic and international distribution of our television programming. Adjusted EBITDA by $0.5 million was in line with expectations and reflects the benefits of a reduction in segment production costs. The slight decline in merchandising revenue and adjusted EBITDA was primarily due to the Singer revenue recognized in the prior-year quarter. The decrease was partially offset by initiatives launched in the second half of 2007.

Turning to the balance sheet. We finished the period ending March 31st, 2008, with $90 million in cash, cash equivalents, and short term investments or roughly $1.70 per share. This does not include the impact of the Emeril acquisition which was included at the beginning of the second quarter. After taking the Emeril acquisition into account and the proceeds from a $30 million loan, we expect to finish the second quarter with $70 million to $75 million in cash, cash equivalents and short term investments. While we do not have a specific intent for the added capital, it provides us with additional financial flexibility, giving us added capability to pursue short term growth opportunities in the months ahead. In short, our balance sheet remains very healthy with a solid cash position and manageable debt.
Now, I’ll talk about our guidance for the second quarter and full-year 2008. Importantly, this outlook does not include anticipated contributions from the Emeril acquisition, which is expected to be additive to second quarter and 2008 performance. We will begin including Emeril in our financial outlook beginning next quarter once we complete the process of converting Emeril’s accounting from cash basis to GAAP basis. For the second quarter on a consolidated basis, we expect revenue to be in the range of $71.5 million to $74.5 million. We anticipate operating income in the range of $0.5 million to $1 million, and adjusted EBITDA in the range of $4.5 million to $5 million. On a segment basis for the second quarter, publishing is expected to show continued momentum with revenue in the range of $47 million to $48 million, and adjusted EBITDA of approximately $8.5 million. Advertising revenue is currently trending up in the mid-single digits when excluding Blueprint, but visibility remains limited. Broadcasting revenue is expected to be in the range of $10 million to $10.5 million with adjusted EBITDA of approximately $0.5 million. Internet continues to gain traction, with advertising revenue on pace to end the second quarter up approximately 30% year-over-year.
Total revenue is expected to be in the range of $3 million to $3.5 million with adjusted EBITDA loss of approximately $1 million. Merchandising revenues are expected to be approximately $11.5 million to $12.5 million, driven primarily by revenue related to Macy’s and the benefit of new partnerships including 1-800-FLOWERS. Adjusted EBITDA is expected to be $5.5 million to $6 million. Corporate expenses are expected to be approximately $9 million. We are reiterating our full-year 2008 guidance again exclusive of Emeril. On a consolidated basis, we are expecting revenue of approximately $300 million. We anticipate operating income in the range of $9.5 million to $14.5 million, and adjusted EBITDA in the range of $23 million to $28 million. CapEx excluding any facility charges should be approximately $5 million, and we do not expect any material tax charges for the year.
In comparing our 2008 revenue outlook with 2007 results, a few points to keep in mind. 2008 will not have the benefit of the significant 2007 K-Mart true-up, a difference of approximately $41 million. 2008 will not have any Blueprint revenue, which amounted to $7 million in 2007. The change in our flowers program, which will deliver higher EBITDA and much higher EBITDA margins, will result in 2008 revenue being lower by approximately $3 million.
In closing, building sustainable growth and free cash flow remains our top priority. We believe we have the resources, both human and capital, to deliver on our objectives for the near and long term. Thank you and we will now turn the call back to the operator for Q&A.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS) Your first question comes from Richard Ingrassia of Roth Capital Partners.

Richard Ingrassia — Roth Capital Partners — Analyst
Thanks, morning, everybody.

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
Morning.

Richard Ingrassia — Roth Capital Partners — Analyst

Susan, would you say that your primary strategy for the balance of the year is execution on the internet ad platform and other legacy businesses, as well as exploitation of Emeril, versus finding additional acquisitions, or short-term growth opportunities, as Howard put it?

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
I think that we’ve done a lot of work these past couple of years to put in place programs that can deliver short-term growth, and more importantly significant long-term growth. So, yes, we are very focused on executing on those programs. No question about that. We do believe that there is a big upside to our Emeril business. It will be an immediate contributor, but we have a lot of good ideas already about how we are going to grow that business. And obviously the fact that we still have a strong balance sheet means that we are constantly looking for appropriate acquisitions. We started talking about acquisitions about 18 months ago. It took us more than a year to finds the right acquisition. We are very disciplined investors. So I don’t think you should be looking for us to necessarily make any quick new investments, but it is an important part of our strategy long-term to continue diversifying our portfolio brands. So, yes, that is absolutely on the agenda.

Richard Ingrassia — Roth Capital Partners — Analyst
Thanks. And would you say in the magazine segment are we in the middle innings of a rebound of CPMs and pages there? Would you say we’re now starting to approach the norms prior to Martha’s legal issues?

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
I’m going to toss that to Wenda since she’s on the call with us. I think she’s probably the right person to answer that question.

Wenda Harris Millard — Martha Stewart Living Omnimedia — President, Media
Yes, I think this sales team does an outstanding job of conveying the quality of our brands to the advertising community, and I think the CPMs they’re garnering in the market really speak to that. They do very, very well on a historical basis, as well as a competitive basis now. So I think — and in particularly in this marketplace. So I think that right now you’re seeing about as solid CPMs as you’re going to see from anybody in the marketplace. So I would say we’re very much back and doing a great job, vis-a-vis our competitors, but we are definitely — those CPMs are definitely reflecting the quality of this brand.

Richard Ingrassia — Roth Capital Partners — Analyst
Two quick questions for Howard. Howard, I think I heard the reason why we don’t have guidance on Emeril yet is because of change in reporting basis from cash to GAAP?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Right.

Richard Ingrassia — Roth Capital Partners — Analyst
Is there also — I mean, do you have visibility yet on the non-cash charges that might be in store? Tangibles, for example?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Let me just break it into two pieces. We did the deal based upon a cash flow projections or his actual tax returns. So now you go through the process of converting that to GAAP. The other process as you hit on is doing the valuation work to allocate the purchase price, where we’ll have that all completed by the second quarter call and release that in about 90 days. It may be worth just talking about visibility . One of the great attributes of this deal is a piece of it, an important piece of it, are sort of contractual guarantees, if you will — Susan, I don’t know if you want to talk about that a bit?

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
Emeril has two major arenas to his business right now. One is those of television. And he has a different model than we do, where he is paid essentially a talent fee. He is an executive producer on those shows, but he has no liability for production costs. So it is a very clear revenue stream and a very high margin revenue stream. On the merchandising side, he operates as we do, on a licensing basis, with certain guarantees. So both of these areas are pretty straightforward and we don’t anticipate any surprises.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Right.

Richard Ingrassia — Roth Capital Partners — Analyst
Okay. And then just last, Howard, can you say something about the sale of all your short-term investments in the quarter?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Prior to closing we went very liquid, so we could close Emeril and have cash available for working capital. Now the quarter is closed and we closed the loan. We’re going back and extending the term of some of our investments.

Richard Ingrassia — Roth Capital Partners — Analyst
Okay. Thanks, everybody.

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
Thank you.

Operator
Thank you. Your next question comes from Richard Tullo of Sidoti & Company.

Richard Tullo — Sidoti & Company — Analyst

Hi, guys, first question is to Howard. Did you say that you expect to have $70 million to $75 million in cash and short-term investments on the balance sheet in the second quarter?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
That’s correct.

Richard Tullo — Sidoti & Company — Analyst
Does that include the payments to the Emeril deal?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Yes, that is after Emeril and includes the proceeds from the loan. I would just note that now we’re free cash flow positive. So as the year progresses we’ll be building cash.

Richard Tullo — Sidoti & Company — Analyst
Right. Second question. In terms of food advertisers, one of your competitors said they had a decline in food advertisers. What are you seeing there?

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
I’ll let Wenda answer that.

Wenda Harris Millard — Martha Stewart Living Omnimedia — President, Media
I think the CPG — consumer package goods group, food manufacturers — are definitely under pressure and there is no question at all that they’re reducing their advertising spend. We did not experience that in the first quarter. As Susan outlined for you, we had a very strong first quarter, including with food. As she also said, our visibility is limited for the rest of the year, as I think any publisher will tell you. But that is a category that is cutting advertising. They’re under a lot of pressure.

Richard Tullo — Sidoti & Company — Analyst
And where are you seeing the strength in advertising?

Wenda Harris Millard — Martha Stewart Living Omnimedia — President, Media
Well, we’re actually focusing a lot on diversifying the categories from which we’re growing our advertising. So financial services has been very healthy for us. We’re building out in beauty advertising. We’ve been picking up in pet supplies. And we’re also working on travel advertising and in the consumer electronics or technology sector. Those represent growth areas for us.

Richard Tullo — Sidoti & Company — Analyst
Thank you.

Operator
Thank you. Your next question comes from Michael Kupinski from Noble Financial Group.

Michael Kupinski — Noble Financial Group — Analyst
Thank you for taking the question. In terms of the broadcast division, it did a little bit better than I was looking for and your guidance is a little bit stronger than I was looking for in the second quarter. Were there any special issues in the quarter? Is this product placement, ratings improvements? Can you just give me a rundown of what is going on in the broadcast segment?

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
I think there are two issues here. We certainly have benefited from this younger demographic mix. We are seeing much stronger VPVH numbers — very interesting. I think probably stronger than at any time since Martha’s been on television. And whether that is a new younger viewer interested in all of the how-to and crafting, which would not be surprising, given what we see in the larger marketplace, but that has definitely helped us. The second thing I would say is that in addition to straight-on advertising, we’ve also benefited from product integrations, and this is really part of that Omni strategy we’ve been talking about, where we’re able to drive cross platform programs. And these integrations, television integrations, have been very important element of that. So it’s a good thing for us and it’s actually turned out to be very seamless in our programming, because it’s easy for Martha to integrate these products into how-to programming. There is just a natural fit.

Michael Kupinski — Noble Financial Group — Analyst
And in terms of the internet site, it was a little softer in the first quarter. The guidance is pretty much on target for what I was looking for. But is there any reason why the internet was softer in the first quarter? Were you still ramping up, trying to position your sites, and that sort of thing, or can you just give me a little color of what is going on the internet side?

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
I’m going to take the top piece of this and then I’m going to pass it on to Wenda. I think that what you have to recognize here is that our core business was actually very strong. We used to include flowers — our Direct Flowers business in that internet segment, and that added several million dollars of revenues. So we are transitioning away from that old flowers business to a new one, which will be included in our merchandising segment. And, again, that core internet business was very strong, both on a traffic basis and also on an ad revenue basis, up 31%. Wenda, do you want to add to that?

Wenda Harris Millard — Martha Stewart Living Omnimedia — President, Media
Yes, all of the core metrics there were very strong. So when you look at page views, our monthly unique visitors, the average time spent on the site, the page views per unique visitors, those were all tracking very, very strong. As Susan said, some of them — some of those metrics are up over 50%. So the traffic gains were strong. The engagement level is very, very high with the user. And so we had a very, very strong quarter from an advertising revenue standpoint. So I think we’re looking very, very good there and that momentum continues.

Michael Kupinski — Noble Financial Group — Analyst
Thank you —

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
I want to reiterate one thing, which that it is no accident that these numbers are up. Our internet team has been diligently working to make sure we are really delivering what our users want, and maybe you want to talk a little bit about that, Wenda.

Wenda Harris Millard — Martha Stewart Living Omnimedia — President, Media
Sure. Our editor — we’re very fortunate to have a very data-driven editor, and we look at our performance every single day and look to understand what our users are reacting to. And we move very, very swiftly to add new content, take down new content, add more of something that is working. So I think that the metrics that we’re seeing are a reflection of our looking every single day at what it is our users are responding to and giving them more of that. So the metrics are really very, very strong as a result of that. So I think being very data-driven, understanding exactly what the user is looking for from us, is the way that we’ve really grown that business and will continue to grow that business.

Michael Kupinski — Noble Financial Group — Analyst
I think you’re doing a great job there, by the way.

Wenda Harris Millard — Martha Stewart Living Omnimedia — President, Media
Thank you.

Michael Kupinski — Noble Financial Group — Analyst
I did have one final question. Have you noticed in the past a strong influx of political advertising and broadcast coverage can displace some advertisers to magazines — any thoughts on the political environment and how that might affect you?

Wenda Harris Millard — Martha Stewart Living Omnimedia — President, Media
We’re not really — I think because of the nature of our content, we’re not the recipients of a lot of political advertising. So —

Michael Kupinski — Noble Financial Group — Analyst
I was just talking about more displacement because we’re looking for a really heavy political cycle this year.

Wenda Harris Millard — Martha Stewart Living Omnimedia — President, Media
I see what you’re saying. I actually have not seen that. Susan, you may —

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
I think that is a non-factor for us.

Wenda Harris Millard — Martha Stewart Living Omnimedia — President, Media
I just don’t see it for us.

Michael Kupinski — Noble Financial Group — Analyst
Okay. Very good. Thank you.

Operator
Thank you. Your next question comes from David Bank of RBC Capital Markets.

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
Hi, David.

David Bank — RBC Capital Markets / Dain Rauscher — Analyst
Good morning.

Wenda Harris Millard — Martha Stewart Living Omnimedia — President, Media
Hi, David.

David Bank — RBC Capital Markets / Dain Rauscher — Analyst
I have a couple of questions. The first one, if we could start with merchandising, I guess, and thanks for giving us the visibility that you did, in what I think is really difficult category to give visibility into. My sense is that it is going to take you between three and four quarters between announcing any sort of real material deal and actually seeing any real material revenue from those deals. So the — you’ve given us a pretty good sense of 2Q. Can I ask, is there — what’s coming online there besides Macy’s and Costco, and kind of the magnitude of ramp from 2Q versus 1Q? And I think given some of those statements you’ve made, can you give us a little bit of color in terms of 3Q with respect to are there any new deals that are kind of in the pipeline where the spigot turns on in 3Q? I’m trying to get a sense of — for us the 2Q merchandising number was a little bit low and I want to know if there is a kind of ramp coming in 3Q. And any commentary you have more broadly about the pipeline. I’m just going to give you two other quick questions. The second one is, can you talk a little bit about in terms of publishing what is the last book that you have closed right now? Is it the July book or the June book? And what are you seeing in terms of the summer, July and August? And the last question is, I think, probably the most Wenda-oriented, which is — we are seeing continued acceleration in page views. We’re seeing continued acceleration in CPMs. But we’re actually seeing something of a deceleration in growth for advertising revenues in the next quarter. So is it sell-through, or am I doing the math wrong?

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
Wow, that is a long list. So—

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Let me take the number part of it and then I’ll hand it off. I’ll take the — I’ll take the third one first. With respect to deceleration, we did 31% ad revenue growth in Q1. We’re forecasting as we sit here today to do 30%. I wouldn’t consider that a deceleration. In fact, the base gets bigger in Q2, so on an absolute basis it is actually a more aggressive or a bigger total dollars of ad revenue to internet. I’ll hand it back to Wenda later to get the details. Let me now take your first question, which is just the seasonality with a modeling of the merchandising business. And you do — I just want to remind you, you still have a K-Mart, a potential K-Mart true-up in the fourth quarter. We still have a minimum this year — to the extent they go below the minimum, we’ll book that in the fourth quarter. So you have a disproportionate amount of your K-Mart revenue potentially coming in the fourth quarter.

David Bank — RBC Capital Markets / Dain Rauscher — Analyst
There may have been versus a year ago a shortfall in 2Q, but you get a true-up in the fourth quarter?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Let me just give you the seasonality or some near-term trends in the K-Mart business which makes it difficult to model. So in Q1 — we give this out in every call Our sales were down about 21% at K-Mart. Then fast-forward to trends the first three weeks of April where that same number was down about 4%. So you have a lot of volatility in the sales performance and that change is really due to garden furniture, which — this is the season, and it is doing really well. So they just have sort of a bumpy road as it relates to K-Mart sales in 2008. But you have the ultimate guarantee, getting trued up in Q4. As it relates to Q2 and Q3 non-K-Mart revenue, you have Macy’s and 1-800-FLOWERS being the contributors in Q2. Costco seasonally is the low quarter in Q2.

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
And it’s also worth noting that we are going out much more broadly with our craft product at the very end of Q2, and so for the second half of the year, we will see some pretty significant growth there.

David Bank — RBC Capital Markets / Dain Rauscher — Analyst
Okay.

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
Let me move on to the publishing piece of it. Just to — Wenda, you can speak to this. I think that we are pretty — we have a lot of visibility into our Q2 publishing numbers at this point. We have not closed June yet — actually we have closed June. We have not closed July yet. But the reason we were able to give you guidance on where we see ad revenues in the second quarter is because we are pretty clear through June. After that I think it is — we’re just going to have to wait and see. Wenda, did you want to weigh in here?

Wenda Harris Millard — Martha Stewart Living Omnimedia — President, Media

No, I think we’ve said it. And I think anybody out there on the street will tell you the visibility is very, very limited. The marketing community in general is planning on a just-in-time basis. And that makes it very difficult for all of us to forecast with a great degree of accuracy, so we’re all cloudy on the visibility.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
David, not directly on point, but I want to add some color on the rate versus pages growth. To give you an example, MSL in the first quarter was up 5% in revenue, but actually down in pages. And it gets back to Wenda’s point about the Omni of it, focusing categories, focusing on rate. And in this environment where, A, it is a tough ad environment but it is also tough on the raw materials side. You have increase in paper and postage working against you all year. So it is important to focus on the rate component of all of this.

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
So it is really a question of strategic management of that business.

David Bank — RBC Capital Markets / Dain Rauscher — Analyst
Okay. Thank you.

Operator
Your next question is a follow up from Richard Tullo from Sidoti & Company.

Richard Tullo — Sidoti & Company — Analyst
Can you break out what you did with Macy’s in the quarter?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
I’ll talk about the numbers — actually I’ll not talk about the numbers but I’ll hand it over to Robin. We break out K-Mart because it’s such a material portion of our business. As part of the strategy to diversify, no one partner is a material component, and for confidentiality reasons, contractual reasons, we do not break it out. But Robin is here and can put some color on the performance.

Robin Marino — Martha Stewart Living Omnimedia — President of Merchandising
I would say generally we’ve been very pleased with our performance overall. We’ve seen strong performance. I think we spoke about this on the last call. We’re the number one registered brand on Macy’s bridal registration. Our Trousseau collection is expanding to just over 450 doors as we move into the fall selling period. Our performance in housewares, both in cookware and dinnerware, has been very strong. And in soft home, as well, in both opening price points and better portions of the collection. So I think in totality we’re very, very pleased with our performance.

Richard Tullo — Sidoti & Company — Analyst

Okay. Thank you.

Operator
Thank you. Your —

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
I just want to go back to David’s question for a minute about ad revenue. Because I’m not sure we were clear enough about it. We don’t know what our ad revenues might have been if the economy hadn’t slowed. But we have done some pretty specific things to protect and actually grow our ad revenues. We have rebuilt the rate base of Living, and in fact all of the rate bases are higher this year. We have invested in a strong sales team and we’re focusing on much more on Omni sales. So I think that we have a lot of comfort right now that we will continue to see growth, even with that lack of visibility, because this is one of those moments when quality and a really strong customer connection count.

Operator
Thank you. Your next question comes from David Kestenbaum from Morgan Joseph.

David Kestenbaum — Morgan Joseph & Co., Inc. — Analyst
This is the most positive you’ve sounded in several quarters. Are you surprised at just how strong the business has held up or is it just you’re more positive on the advertising and merchandising markets in general?

Susan Lyne — Martha Stewart Living Omnimedia — President & CEO
I think it is a combination of things. We had a lot of rebuilding and we had a lot of new launches, and so there’s been an enormous amount of execution that was critically important to get us to this point. And I think right now what is, I think, very positive is that the company is performing in what is a very tough environment, and certainly performing, as we said, at the high end of our competitive market. So, yes, I am positive.

David Kestenbaum — Morgan Joseph & Co., Inc. — Analyst
Okay. Thanks.

Operator
Thank you. There are no further questions. Ladies and gentlemen, this concludes today’s Martha Stewart living Omnimedia conference call and webcast. You may disconnect your lines at this time and have a wonderful day.